                                                                   Exhibit 99.11

     HAMILTON, Bermuda--(BUSINESS WIRE)--Oct. 26, 1999--ACE Limited (NYSE: ACL) announced today that it has signed an amended merger agreement with Capital Re Corporation (NYSE: KRE). Under the amended agreement, Capital Re's stockholders will receive 0.65 ordinary shares of ACE Limited plus an amount of cash which, on a per share basis, will deliver $14.00 per share to Capital Re stockholders, subject to a minimum of $1.30 per Capital Re share in cash and a maximum of $4.68 per Capital Re share in cash.

     It is anticipated that the transaction will be completed before the end of the calendar year, subject to, among other things, approval of the merger by Capital Re's stockholders.

     The ACE Group of Companies provides insurance and reinsurance for a diverse group of clients. The company conducts its business on a global basis with operating subsidiaries in nearly 50 countries. Additional information can be found at: www.acelimited.com.

     Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

     Certain statements made in this press release, such as the expected completion date of the Capital Re acquisition, are forward-looking statements, reflecting the Company's current views with respect to future events and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause actual results to differ from those set forth in these statements. Among other things, regulatory approvals could affect the estimated completion date and, as stated above, the transaction requires the approval of Capital Re's shareholders. In addition, the impact of mergers and acquisitions, the economic, competitive, insurance and reinsurance business conditions and other factors identified in the Company's filings with the Securities and Exchange Commission could affect the forward-looking statements contained in this press release. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  ACE Limited, Hamilton
          Investor Contact:
          Helen Wilson, 441/299-9283
          or
          Media Contact:
          Wendy Davis Johnson, 441/299-9347